Exhibit 10.1

Contract ID No. CW717613

AMENDMENT NO. 1 TO MASTER SERVICE PROVIDER AGREEMENT

This Amendment No. 1 to the Master Service Provider Agreement (together with any Exhibits attached hereto or incorporated into this document, this “Amendment”) is entered into as of the effective date indicated in the signature box below (the “Effective Date”) by and between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a national banking association (“JPMC”) and the supplier named in the signature box below (“Supplier”).

JPMC and Supplier are parties to a Master Agreement dated December 6, 2004 (“Agreement”).  JPMC and Supplier, by signing in the signature blanks below, agree to amend the terms of the Agreement to include the terms set forth in this Amendment.  Sections references in this Amendment refer to the Section of this Amendment unless otherwise noted. In the event of a conflict between the terms of this Amendment and the terms previously set forth in the Agreement, the terms set forth in this Amendment will prevail.  Except as expressly stated in this Amendment, the terms of the Agreement remain in full force and effect.

Master Contract ID Number: 70575

Effective Date: Novmeber 1, 2014

VIRTUSA CORPORATION		JPMORGAN CHASE BANK, NATIONAL
ASSOCIATION
By:	/s/ Paul D. Tutun	By:	/s/ Scott Daugherty

Name:	Paul D. Tutun	Name:	Scott Daugherty

Title:	SVP & General Counsel	Title:	Executive Director

Date:	12/23/14	Date:	1/5/15

For JPMC, notice must be sent to the following address:
With a copy to:

JPMorgan Chase Bank, N.A.		JPMorgan Chase Bank, N.A.
Contracts Management		Legal Department
Mail Code OH1-0638		Mail Code NY1-A425
1111 Polaris Parkway, Suite 1N		1 Chase Manhattan Plaza, 25th Floor
Columbus, Ohio 43240-0638		New York, New York 10081
Attn: Contracts Manager		Attn: Workflow Manager
Reference: Contract ID No. CW717613		Reference: Contract ID No. CW717613
Fax: (614) 213-9455		Fax: (212) 383-0800

For Supplier, a copy of each notice must be sent to the following addresses:

Virtusa Corporation

2000 West Park Drive

Westborough, MA01581

NOW, THEREFORE, in consideration of the foregoing premises and the promises, terms and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as under.

I.                To amend the Agreement as follows:

1.              Section 1, Definitions and Construction, is hereby amended as follows:

A.            Section 1.1, Definitions, is hereby amended as follows:

(i)            Section 1.1(i), Change of Control, is hereby deleted in entirety.

B.            Section 1.2, References, is hereby amended to append the following provision at the end thereof:

“The term “days” refers to calendar days.  “Business Day” means Monday through Friday, excluding any official JPMC holidays.  “Agent” mean third party consultants, outsourcers, contractors and other service providers.  When used in this Agreement, the phrases “represents and warrants” and “represents, warrants and covenants” mean that the representations, warranties, and covenants are deemed given as of the Effective Date and on an ongoing basis throughout the term of this Agreement and throughout each Schedule Term.”

C.            Section 1, Definition and Construction, is hereby further amended to include the following new sections:

“1.5 Schedules

The parties will agree on the goods, licensed materials or services that Supplier will provide (each, a “Deliverable”), the prices that JPMC will pay and other transaction-specific terms through schedules to this Agreement (“Schedules”).  Each Schedule will either be (a) a separate document that is signed by both JPMC and Supplier; (b) a proposal or other offer to provide goods or services by Supplier that is accepted by an authorized representative of JPMC via email; or (c) a JPMC purchase order, electronic (e.g., “Procure to Pay”) or otherwise, that is accepted by Supplier and references either this Agreement or a Schedule.  Each Schedule will be deemed to incorporate all of the terms of this Agreement.  If a term in a Schedule conflicts with a term in this Agreement, the provisions of this Agreement will prevail unless the term in the Schedule specifically states that it will prevail. If a term in a Schedule conflicts with a term in a purchase order that is issued pursuant to that Schedule, the provisions of the Schedule will prevail unless the purchase order specifically states that the term in the purchase order shall prevail.  If terms in this Agreement conflict, the term most closely describing the type of transaction giving rise to the issue will prevail.”

“1.6 Entities Entering into Schedules

JPMC or any of its Affiliates (each, a “JPMC Entity” and collectively, “JPMorgan Chase & Co.”) may enter into Schedules.  The term “Affiliate” means an entity owned by, controlling, controlled by, or under common control with, directly or indirectly, a party.  For this purpose, one entity “controls” another entity if it has the power to direct the management and policies of the other entity (for example, through the ownership of voting securities or other equity interest, representation on its board of directors or other governing body, or by contract).  The benefits of any Schedule extend to the JPMC Entity that signs the Schedule and to other JPMC Entities, customers, employees, suppliers, business partners and divested companies (each, a “Recipient”).”

“1.7 Each Schedule Is a Separate Agreement

Each Schedule will be a separate agreement between Supplier and the JPMC Entity that signs the Schedule.  All subsequent references to “JPMC” in this Agreement will be deemed references to the JPMC Entity that signed the Schedule.  Only the JPMC Entity and Supplier entity that signs a Schedule will be liable for such JPMC/Supplier Entity’s obligations under that Schedule.  Notwithstanding anything to the contrary contained in this Agreement or any Schedule, in no event will any JPMC Entity that is a bank be deemed to be a guarantor of, or otherwise liable for, any performance or payment obligation of any other JPMC Entity in connection with this Agreement or any Schedule.”

“1.8 Schedule Term

A Schedule may state a term for that Schedule (the “Schedule Term”).  A Schedule that does not state a Schedule Term will be effective from its effective date until the termination of this Agreement, unless otherwise terminated in accordance with this Agreement or the Schedule.  Unless otherwise agreed in the applicable Schedule, following the Schedule Term stated in any Schedule, JPMC will have the right to renew the Schedule Term with respect to services for up to five additional one year renewal terms.”

“1.9 Country Specific Terms

JPMC and Supplier agree that outside of the United States, the Deliverables may be subject to mutually acceptable country unique terms and conditions which may require amending or supplementing this Agreement as appropriate.

To the extent possible, the JPMC Entity located outside of the United States will order Deliverables directly from Supplier entity in the applicable country. Supplier entity in the applicable country will supply the Deliverables and invoice such JPMC Entity in local currency and such JPMC Entity will pay Supplier entity in the applicable country in local currency.”

2.              Section 2, Services, is hereby amended as follows:

A.            Section 2.4, Applicable Laws; Country-Specific Legal and Regulatory Requirements, is hereby amended to be deleted in its entirety and replaced with the following:

“2.4 Compliance with Laws

(a)         Supplier represents and warrants that Supplier will perform all of its obligations to JPMorgan Chase & Co. in compliance at all times with all foreign, federal, state and local statutes, orders, conventions, regulations, self-regulatory standards, and regulatory interpretations and guidance including those of any governmental agency (collectively, “Laws”) that are applicable to Supplier in performing its obligations to JPMorgan Chase & Co. or that would be applicable to JPMorgan Chase & Co. if JPMorgan Chase & Co. were performing those obligations using its own employees and assets.

(b)         To the extent Supplier is providing, serving, or hosting Internet, email or portable device ready user interface elements or functionality, Supplier represents and warrants that such elements and functionality will conform to the W3C Web Content Accessibility Guidelines Version 2.0 Level A & AA Success Criteria, as well as any state or federal laws applicable to Internet, email or portable device accessibility including, but not limited to, the U.S. Americans with Disabilities Act.

(c)          To the extent any Supplier Personnel are performing any services within the United States or any territory to which U.S. immigration Laws apply, Supplier represents, warrants and covenants that, during the Schedule Term of any applicable Schedule (i) Supplier and all applicable subcontractors will comply with all (x) U.S. immigration Laws, including but not limited to the Immigration and Nationality Act and the Immigration Reform and Control Act of 1986; and (y) Laws, regulations, orders, and policy guidance relating to all forms of work authorization such as H-1B and L-1 visas, including guidance from the U.S. Citizenship and Immigration Service on H-1B visas and third-party site placements; (ii) all Supplier Personnel assigned to a JPMC U.S. location shall have valid, unexpired work authorization; and (iii) Form I-9, Employment Eligibility Verification has been completed for all Supplier Personnel assigned to a JPMC U.S. location and I-9s with expiring work authorizations shall be re-verified as necessary.”

B.            Section 2, Services, is hereby further amended to include the following new sections:

“2.7Timing of Services

Supplier will begin providing the Services on the date specified in the applicable Schedule.  If the Schedule does not specify a start date, Supplier will begin providing the Services on the effective date of the applicable Schedule.  Supplier will complete the Services on the date(s) specified in the Schedule.  If the Schedule does not specify completion date(s), Supplier will complete the Services in a timely manner.

“2.8 Materials, Facilities and Assistance for Performance of Services

Supplier will provide all necessary equipment and related materials, including specialized equipment and the like, to perform the Services and neither JPMC nor any Recipient will be required to provide any work space, equipment, materials, training, supervision or other assistance in connection with the Services.”

“2.9 Right of Supplier Personnel to Work in a Country

For Services performed within a given country, Supplier will assign only Supplier Personnel who are either citizens of that country or legally eligible to work there.  Supplier represents and warrants that it has complied and will comply with the immigration Laws of the countries in which the Services are performed.”

“2.10 Termination Assistance for Critical Services

In addition to the general provisions for termination assistance services in this Agreement, for all Critical Services, Supplier agrees that:

(a)         Disengagement Plan.

Supplier will, within 90 days after the commencement of Services provide to JPMC for its approval a draft plan for the disengagement and transfer of the Services upon the expiration or termination of the Services (upon approval, the “Disengagement Plan”). Supplier will ensure that the Disengagement Plan:  (i) specifies Supplier Key Personnel and other resources that will be used to perform Termination Assistance Services; (ii) provides an estimate of incremental fees for the additional resources, if any, required to provide the Termination Assistance Services; (iii) specifies substantially all things necessary to efficiently carry out the Termination Assistance Services; and (iv) sets out a timetable and process for the Termination Assistance Services that will enable JPMC to have completed disengagement as quickly as reasonably possible without materially disrupting the quality of the Services and without limiting Supplier’s obligation to meet any applicable services levels during the Termination Assistance Period.

Supplier will provide updates to the Disengagement Plan during the Schedule Term as necessary to take into account changes to the Services and submit the updates to JPMC for approval.  Upon approval the updates will be incorporated into the Disengagement Plan.

(b)         Termination Assistance Services.

“Termination Assistance Services” means (i) the Services to the extent JPMC requests the Services during the Termination Assistance Period, (ii) Supplier’s cooperation with JPMC or another supplier designated by JPMC in the transfer of the Services; and (iii) any other services requested by JPMC in order to facilitate the transfer of the Services to JPMC or another supplier designated by JPMC. In addition to the general provisions for termination assistance service in this Agreement, Supplier will, upon the expiration or termination of the applicable Schedule, provide the Termination Assistance Services in accordance with the Disengagement Plan.  Except as otherwise set forth in this Agreement, the Termination Assistance Services will be provided at the applicable rates set forth in the applicable Schedule(s) or, if the applicable rates are not set forth in the Schedule(s), at Supplier’s rates then in effect for like services immediately prior to the expiration or termination of the applicable Schedule, except to the extent that resources included in the fees being paid by JPMC to Supplier after expiration or termination of the applicable Schedule can be used to provide the Termination Assistance Services.

(c)          Termination Assistance Period.

“Termination Assistance Period” (i) means a period of time designated by JPMC commencing on the date JPMC delivers to Supplier a notice of intent to terminate the applicable Schedule, or (ii) where no such time is so designated, means the period between the effective date of the termination notice and the 120th day after the effective date of the termination of the applicable Schedule. In any event, during the Termination Assistance Period Supplier will provide the Termination Assistance Services in accordance with this Section. The quality and level of performance of the Services during the Termination Assistance Period will not be degraded as compared to the quality and level of performance of the Services prior to the Termination Assistance Period.  After the expiration of the Termination Assistance Period, Supplier will (i) answer questions from JPMC regarding the terminated Services on an “as needed” basis at Supplier’s then standard billing rates and (ii) deliver to JPMC any remaining JPMC owned reports and documentation relating to the terminated Services still in Supplier’s possession.”

“2.12 Exit Rights

Upon the later to occur of (a) the expiration or termination of the applicable Schedule or (b) the last day of any Termination Assistance Period (the “End Date”), (i) the access right, if any, granted to Supplier and Supplier Personnel to JPMC networks or computing systems will immediately terminate; and (ii) if and to the extent the applicable Schedule gives JPMC license rights, Supplier will deliver to JPMC a copy of any software in the form in use as of the End Date, which JPMC has such rights.”

“2.13 Supplier Personnel Information

Upon the delivery of a notice of intent to terminate the applicable Schedule or a determination that the Schedule Term will not be renewed, with respect to the then current Supplier Personnel who are providing Critical Services (each an “Affected Supplier Personnel”). Supplier will (i) not terminate, reassign or otherwise remove from providing the Services or Termination Assistance Services any Affected Supplier Personnel; and (ii) to the extent not prohibited by applicable Law, provide JPMC and its designees full access to the Affected Supplier Personnel to the extent such access does not adversely impact Supplier’s delivery of the Services or Termination Assistance Services to JPMC.”

“2.14 Complaints

If Supplier receives any communication from or on behalf of a JPMorgan Chase & Co. customer indicating a complaint with respect to Supplier’s Services or other Deliverables, JPMorgan Chase & Co. or any JPMorgan Chase & Co. product or service (whether or not related to any Services or other Deliverables), Supplier will report that communication to JPMC and take only such actions as reasonably requested by JPMC or as set forth in the applicable Schedule with respect to the reporting and other handling of complaints.  Any such communications will be deemed JPMC Confidential Information.”

3.              Section 4, Covenants and Obligations of the parties, is hereby amended to append the following provision at the end of Section 4.1 (b) Financial Reports thereof:

“Further, JPMC may use any Supplier information already in JPMC’s possession, whether received as a result of this Agreement or any other relationship Supplier has with JPMC.  Supplier will promptly notify JPMC of any material adverse changes in Supplier’s financial stability.”

4.              Section 5, Project Team, is hereby amended as follows:

A.            Section 5.2 (d), is hereby deleted in its entirety.

B.            Section 5.2 (f), is hereby deleted in its entirety and replaced with the following:

“(i) If JPMC or Recipient determines that the continued assignment to JPMC’s account of any Supplier Personnel is not in the best interests of JPMC due to material performance issues, JPMC may request in writing that the individual be replaced.  On receipt of such notice, Supplier will have two weeks chance to cure.  If Supplier is unable to cure within such two week period, then Supplier will remove that individual from JPMC’s account and all JPMorgan Chase & Co. facilities and within a reasonable time period replace that individual with Supplier Personnel of suitable ability and qualifications at no additional cost to JPMC.  JPMC will not be invoiced for any work performed by that individual if JPMC’s request for removal and replacement of that individual is made within the first 10 Business Days of that individual’s assignment to JPMC’s account.  Additionally, JPMC shall not be obligated to pay for any time that replacement Supplier Personnel spend performing Services until such time as the replacement Supplier Personnel have reached the level of proficiency required to effectively perform their required roles such ramp-up period not to exceed 10 business days.

(ii) Supplier agrees to notify JPMC immediately in the event that any Supplier Personnel ceases to work on behalf of Supplier with respect to the provision of the Services.  Supplier’s notice will contain the name of the Supplier Personnel, the date of the cessation of the Services by such Supplier Personnel, the JPMC Standard or Global Identification Number, as the case may be, for such Supplier Personnel, if applicable, information with respect to the systems, if any, to which such Supplier Personnel had access, and a list of all JPMC property, assets and equipment, if any, held by such Supplier Personnel (“JPMC Returnable Property”).  Supplier will collect and secure all JPMC Returnable Property and will promptly return it to JPMC together with any identification cards, secure tokens and other access or status authorizations issued to such Personnel, or to Supplier for use by such Supplier Personnel.  All notices pursuant to this Section will be given as provided in this Agreement unless otherwise specified in the applicable Schedule.”

C.            Section 5.5, Supplier Personnel’s Compliance with JPMC Requirements, is hereby amended to be deleted in its entirety and replaced with the following:

“5.5 Fingerprinting; Drug Testing; Background Checks of Supplier Personnel

(a)         As a participant in a highly regulated industry, JPMC has certain requirements (as may be amended from time to time by JPMC, the “JPMC Requirements”) that will apply to Designated Supplier Personnel.  There are two types of Designated Supplier Personnel:  Category I Designated Supplier Personnel and Category II Designated Supplier Personnel.  Category I Designated Supplier Personnel and Category II Designated Supplier Personnel are collectively referred to as “Designated Supplier Personnel”.  Supplier represents, warrants and covenants that it will not assign any Designated Supplier Personnel to JPMC if such person has been convicted of, pled guilty or no contest to, or participated in a pre-trial diversion program for felony or multiple misdemeanor offenses involving crimes of dishonesty or breach of trust including theft; money laundering; embezzlement; or the manufacture, sale, distribution of, or trafficking in drugs or controlled substances or criminal conspiracy.  Supplier will comply with all JPMC Requirements (where permitted by applicable Law) and agrees that all assignments of Designated Supplier Personnel made pursuant to this Agreement or any applicable Schedule will be made in accordance with the JPMC Requirements.

(b)         “Category I Designated Supplier Personnel” are:  (i) Supplier Personnel that are assigned to provide Services on-site at a JPMorgan Chase & Co. location and that will receive a JPMorgan Chase & Co. identification access badge; or (ii) Supplier Personnel that have access to networks or systems of JPMorgan Chase & Co. whether such Supplier Personnel are working on-site at a JPMorgan Chase & Co. location or off-site.

(c)          “Category II Designated Supplier Personnel” are Supplier Personnel who, as part of the Services, have access to either sensitive data (including Personal Information about JPMC’s customers, clients or employees (current, former or prospective), customer property (tangible or intangible), or any JPMC Data.

(d)         If, at any time, JPMC determines, in its sole discretion, that any Category II Designated Supplier Personnel has or will have access to any highly sensitive JPMC Data, JPMC may, upon notice to Supplier convert the relevant Category II Designated Supplier Personnel to Category I Designated Supplier Personnel and the JPMC Requirements for Category I Designated Supplier Personnel specified in Section 5.5(f) below will apply as of the date of Supplier’s receipt of such notice from JPMC, Supplier having a reasonable period of time to comply with JPMC Requirements.

(e)          Any Designated Supplier Personnel who do not successfully meet or comply with any of the then-current JPMC Requirements will not be assigned, or if applicable, will not continue in an assignment, to provide Services to JPMC and Supplier will promptly replace such Designated Supplier Personnel at no additional charge to JPMC; provided, however, such failure to meet or comply with any of the applicable JPMC Requirements will not affect such individual’s eligibility for employment with Supplier or any Supplier subcontractor, as the case may be.

(f)           The JPMC Requirements require that on or before the first day of the assignment, all Category I Designated Supplier Personnel:

(i)             Accurately complete, sign and submit to Supplier a JPMC Pre-Assignment Statement (a current copy of which is located at http://www.jpmorganchase.com/corporate/About-JPMC/supplier-personnel-policies.htm or is otherwise available from JPMC upon request).  Supplier will retain original signed copies of each executed JPMC Pre-Assignment Statement and, upon JPMC’s request, Supplier will promptly deliver to JPMC original signed copies of each such document.  If any Category I Designated Supplier Personnel answers questions three or four in the Pre-Assignment Statement in the affirmative, Supplier will report this fact to JPMC prior to such Category I Designated Supplier Personnel’s first day of assignment for review and consideration by JPMC with the understanding that JPMC may require Supplier to assign different Category I Designated Supplier Personnel based on this information.  The affirmative answers of all Category I Designated Supplier Personnel to questions five and six of the Pre-Assignment Statement will be reported to JPMC prior to such Category I Designated Supplier Personnel’s first day of assignment for use in conjunction with JPMC-administered background checks, Supplier acknowledging that JPMC may require Supplier to assign different Category I Designated Supplier Personnel based on this information;

(ii)          Submit to fingerprinting (at a location designated by JPMC) in accordance with the then-current JPMC Fingerprinting Policy (a current copy of which is located at http://www.jpmorganchase.com/corporate/About-JPMC/supplier-personnel-policies.htm or is otherwise available from JPMC upon request); provided, that if any fingerprints are not readable then the relevant Category I Designated Supplier Personnel will submit to an alternative form of background check as required by JPMorgan Chase & Co., all at JPMC’s sole cost and expense;

(iii)       Submit to and successfully pass a drug test (administered by Supplier or a third party hired by Supplier, in each case at Supplier’s sole cost and expense) that complies with the then-current JPMC Drug Testing Policy (a current copy of which is located at http://www.jpmorganchase.com/corporate/About-JPMC/supplier-personnel-policies.htm or is otherwise available from JPMC upon request);

(iv)      Agree to have his/her photograph taken; and

(v)         Agree to complete privacy and data protection training, subject to local employment law, as required and as defined by the JPMC line of business or corporate group engaging the Category I Designated Supplier Personnel.

(g)          The JPMC Requirements require that on or before the first day of the assignment, all Category II Designated Supplier Personnel:

(i)             Will have been submitted to and passed a background check (including criminal background checks) conducted by Supplier or a third party vendor contracted by Supplier (“Supplier Background Checks”).  As between Supplier and JPMC, Supplier is solely responsible for all expenses associated with such Supplier Background Checks.  Upon request, Supplier will provide JPMC with the written policies and procedures governing such Supplier Background Checks.  The Supplier Background Checks will, if permitted by law, at a minimum, meet the national standards for employment screening as set forth in the Federal Fair Credit Reporting Act (FCRA), as updated from time to time and include, at a minimum, a certification of county, state & federal criminal records, national criminal database records, international criminal records searches, social security number validation, OFAC and other prohibited parties searches and sex offender registry searches.  In the event of a conflict between the

FCRA and any state law (including state labor codes and guidelines), the more thorough requirements will govern.  Supplier will not provide the detailed results of the Supplier Background Checks to JPMC.  No less than quarterly, Supplier will review the roster of current Category II Designated Supplier Personnel and ensure that each one passed the Supplier Background Checks.

(ii)          Agree to complete privacy and data protection training consistent with Supplier’s obligations under this Agreement with respect to Personal Information, subject to local employment law.”

5.              Section 8, Payments to Supplier, is hereby amended as follows:

A.            Section 8.2, Payment Schedule and Invoices, is hereby amended to include the following sub-clauses:

“(a)   General

All invoices will identify:  (i) the applicable Schedule and Agreement numbers, (ii) the applicable purchase order number (if any), (iii) dates when each Deliverable was provided and, if applicable, (iv) the taxing jurisdiction(s) in which each Deliverable was provided.

(b) Invoices for Licensed or Purchased Goods

Invoices for licensed or purchased goods will also include:  (i) the name and description of the good, (ii) the part number or other identifier of the good, (iii) the quantity of Deliverables being licensed or purchased, (iv) the unit price for the good, (v) if applicable, the level of discount being applied and (vi) the total dollar amount owed.

(c) Invoices for Services

Invoices for services and maintenance will also include, if applicable:  (i) a brief description of the services provided, (ii) the quantity of hours worked, (iii) the names and hourly rates of each individual performing the services, (iv) the tasks performed, (v) the dates of performance, (vi) the service code number or other identifier for the services (if any) and (vii) the total dollar amount owed.

(d) Address

Unless otherwise specified by JPMC, Supplier will send all invoices to the address specified in the applicable Schedule.”

B.            Deleted.

C.            Section 8.5, Increase in Fees, is hereby deleted in its entirety and replaced with the following:

“8.5 Increase in Fees

The rates and prices provided under any Schedule will not be increased by Supplier during the Schedule Term.  For any renewal terms, rates and prices will not be increased by Supplier more than once annually and by more than the lower of:  (i) for personnel in each respective geography, the cumulative rise in the applicable “Country CPI” as defined below; (ii) the percentage increase in the rates or prices generally charged by Supplier; or (iii) three percent.  The term “Country CPI” means (i) for the United States, the Consumer Price Index for All Urban Consumers for the US City Average for all Items, 1982-1984 Equal 100 Base, as reported by the US Department of Labor’s Bureau of Labor Statistics and (ii) for India, the Linked All India CPI (UNME) on base 1984-85 = 100; Published by Govt. of India, Ministry of Statistics and Programme Implementation, Central Statistical Organization...

D.            Section 8.6, Audit of Fees, is hereby deleted in its entirety and replaced with the following:

“8.6, Audit of Fees

Upon JPMC’s request with reasonable notice, Supplier will permit, for each Schedule, technical, financial and operational audits of Supplier and its Affiliates, related to the subject matter of this Agreement as applicable to each Schedule, by the internal and external auditors and personnel of JPMorgan Chase & Co. and regulators (collectively, “Auditors”).  Audits by internal or external auditors and personnel of JPMorgan Chase & Co. will not occur more than twice in any calendar year per Schedule unless such audit is materially different in scope from a preceding audit or JPMC has a good faith belief that Supplier is in material breach of the Agreement.  During each audit, Supplier will grant the Auditors reasonable access to Supplier’s books, records, third-party audit and examination reports, systems, facilities, controls, processes, procedures, service level measurement systems, and actual service levels to the extent related to a reasonable assessment of Supplier’s performance of its obligations to JPMC.  Supplier will, in a timely manner, fully cooperate with the Auditors and provide the Auditors all assistance as they may reasonably request in connection with the audit.  The Auditors will seek to avoid disrupting Supplier’s operations during the audit.  If the Auditors document either an overcharge of the fees for the audited period or a material breach of Supplier’s obligations, Supplier will promptly (a) reimburse JPMC for its reasonable cost of performing the audit if the overcharge is more than two percent of the fees for the audited period, (b) reimburse JPMC for any overcharge (c) promptly correct any identified breach, and (d) such audit shall not be counted for the purposes of the limitation in the second sentence above.”

E.            Section 8, Payments to Supplier, is hereby amended to include the following sections:

“8.7 Payments

All payments will be made in U.S. Dollars.  JPMC will pay all undisputed amounts on each invoice within 45 days after JPMC’s receipt of an accurate invoice, i.e., an invoice showing only undisputed amounts.  JPMC will have no obligation to pay any charges and expenses that Supplier fails to invoice to JPMC within 120 days after the charges or expenses were incurred.”

“8.8Expenses

Only when agreed to in the applicable Schedule will JPMC pay reasonable and actual (meaning without mark-up or administrative fee), pre-approved in writing travel and communications expenses (for which Supplier can provide receipts) incurred by Supplier to perform services under this Agreement and only in accordance with the JPMorgan Chase Supplier Travel and Expense Policy (a current copy of which is located at http://www.jpmorganchase.com/corporate/About-JPMC/travel-policy.htm or is otherwise available from JPMC upon request).  For the avoidance of doubt, JPMC will benefit from any rebates provided to Supplier by the travel and communications service providers regardless of whether they are reflected on the receipts or are applied at some other time.  If JPMC reimburses for meals or entertainment costs incurred by Supplier, any Internal Revenue Code Section 274 limitation on deductibility of the costs will be assumed by Supplier, not JPMC.”

“8.9 Credits

Any undisputed credits due to JPMC will be applied on the next invoice for the applicable Schedule against amounts then due and owing.  If any credit is due to JPMC after the termination or expiration of the applicable Schedule, Supplier will pay the amount of the credit to JPMC within 30 days after such termination or expiration.  All credits will be credited or paid in U.S. Dollars only.”

“8.10 Right to Set Off

JPMC will have the right to set off undisputed amounts owed by Supplier or any of Supplier’s Affiliates to JPMorgan Chase & Co. against amounts payable under this Agreement, if Supplier agrees in writing that such amount is due and payable to JPMC.”

“8.11 Invoice Disputes

In the event of a good faith dispute with regard to one or more item(s) appearing on an invoice, JPMC may withhold the disputed amount while the parties attempt to resolve the dispute in accordance with Section 19.14, 19.15, 19.25, & 19.26.  JPMC’s withholding of that payment prior to resolution of the dispute will not constitute a breach of this Agreement or be grounds for Supplier to suspend its provision of Deliverables.”

6.              Section 11, Confidentiality; Compliance with Privacy Policies is hereby amended as follows:

A.            Section 11.4(e) is hereby deleted except the last sentence of the paragraph, to be replaced with the following:

“If Supplier receives, has access to or processes personal information protected by the Privacy Regulations (“Personal Information”) from JPMorgan Chase & Co., or from other person within the scope of this Agreement, Supplier will be subject to applicable Laws restricting collection, use, disclosure, processing and free movement of personal data (collectively, the “Privacy Regulations”).  The Privacy Regulations include the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 40) and Interagency Guidelines Establishing Information Security Standards (App B to 12 CFR Part 30), as amended from time to time, issued pursuant to the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directives 95/46/EC, 2009/136/EC and 2002/58/EC of the European Parliament and of the Council, as amended from time to time, and applicable implementing legislation.  JPMorgan Chase & Co. may provide guidelines to help Supplier comply with the Privacy Regulations, but Supplier using its own legal advisors will remain fully responsible for interpreting and complying with the Privacy Regulations with respect to Supplier’s business.”

B.            Section 11, Confidentiality; Compliance with Privacy Policies is hereby further amended to include the following sections:

“11.5 Return or Destruction

Supplier will return or destroy any of JPMC”s Confidential Information in Supplier’s possession or under Supplier’s control, as soon as possible after the earlier of:  (a) JPMC’s request, or (b) the date Supplier no longer requires that Confidential Information to perform its obligations to JPMC.  Supplier will provide JPMC with a certificate, signed by an officer of Supplier, certifying that all of that Confidential Information has been destroyed or returned to JPMC or its designee (e.g., JPMC’s escrow agent).  JPMC is entitled to withhold payment of any and all amounts due to Supplier so long as Supplier fails to comply with this Section or any other provisions of this Agreement or the applicable Schedule with respect to destruction or return of Confidential Information (collectively and individually, “Supplier’s Purge Obligations”).  The limitations of liability and disclaimers in this Agreement will not apply to any breach of Supplier’s Purge Obligations.  This provision shall survive termination or expiration of this Agreement.”

7.              Section 12, Representation and Warranties, is hereby amended as follows:

A.            Section 12.1(c) is hereby deleted in its entirety and replaced with the following:

“Each party represents and warrants that it has:  (a) all requisite legal and corporate power to execute and deliver this Agreement and each Schedule, (b) taken all corporate action necessary for the authorization, execution and delivery of this Agreement and each Schedule, (c) no agreement or understanding with any third party that interferes with or will interfere with its performance of its obligations under this Agreement and each Schedule, (d) obtained and will maintain all rights, approvals and consents necessary to perform its obligations and grant all rights and licenses granted under this Agreement and each Schedule, and (e) taken all action required to make this Agreement and each Schedule a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.”

B.            Section 12.1(j) is hereby deleted in its entirety and replaced with the following:

“Supplier represents and warrants that each Deliverable will:  (a) be free from errors and defects caused by Supplier in workmanship and materials categorized as a Severity 1 (defect which crashes the deliverable and renders it unusable in the production environment or Severity 2 (defect in major functionality with significant impact on the user for which no workaround is available) for ninety (90) days after Acceptance of the Deliverable.  Within ten days after JPMC informs Supplier in writing during the warranty period that a Deliverable does not conform to this warranty, Supplier will, at its own expense, replace the nonconforming Deliverable with a Deliverable that is in Compliance.  If Supplier fails to do so within that period, JPMC may, at its option:  (i) extend the correction period or (ii) bring a claim against Supplier for the damages caused by the non-conforming Deliverable and any other Deliverables that JPMC is unable to use as a consequence of the nonconformity.

The forgoing warranty shall not apply to the extent the defect is caused by (i) JPMC’s hardware malfunction, environment or infrastructure, or other causes beyond the reasonable control of Supplier, (ii) third party software not licensed through Supplier, (iii) the installation of the Deliverable in a hardware or operating environment not expressly stated in the applicable Schedule; (iv) modification to the Deliverables (other than by Supplier), (v) failure of any assumption agreed by the parties, of (vi) the non-performance of JPMC of its obligations under any Schedule.”

D.            Section 12, Representation and Warranties, is hereby further amended to include the following new sections:

“12.3 No Inducements

Supplier represents and warrants that Supplier has not provided, and will not provide, to any JPMorgan Chase & Co. employee or contractor any gift, gratuity, service or other inducement or favor to influence or reward that employee or contractor in connection with any Schedule.  By way of example and for the avoidance of doubt, meals and tickets are considered inappropriate under this Section.”

“12.4 Adequate Documentation

To the extent Documentation is included in the scope of the Schedule, Supplier represents and warrants that the Documentation will describe fully and accurately the features and functions of the version(s) of the Deliverables then in use by JPMC or Recipient well enough to allow a reasonably skilled JPMC or Recipient user to effectively use all of its features and functions without assistance from Supplier.  If Supplier provides source code, the Documentation will also include all information that a reasonably skilled programmer needs to maintain, modify and implement the applicable Deliverables without assistance from Supplier.”

“12.5 Pass Through of Third Party Warranties

In addition to its other representations and warranties given in the Agreement, Supplier will provide to JPMC and Recipients the full benefit of all covenants, warranties, representations and indemnities granted to Supplier by third parties in connection with any Deliverables. Where the third party prohibits Supplier from passing through any indemnities, representations or warranties to JPMC, Supplier shall either (a) provide them directly to JPMC as part of this Agreement or (b) enforce them against the third party and provide the benefits of that enforcement to JPMC.”

“12.6 Adequate Assurances

With respect to any Schedule to be entered into between a JPMC Entity and a Supplier Affiliate, the JPMC entity may request and Supplier shall provide, contemporaneous with the execution of the applicable Schedule, an adequate assurance of such Supplier Affiliate’s ability to deliver the Deliverables in the form of a parent guarantee, letter of credit or performance bond (each, an “Assurance Document”) acceptable to the JPMC Entity in its reasonable discretion. However, in the absence of such Assurance Document at the time the Schedule is executed, and in connection with any Schedule to which Supplier itself is a part, Supplier covenants and agrees that during the Schedule Term of each Schedule, if the JPMC Entity becomes aware of facts or circumstances that it reasonably believes would cause Supplier Affiliate not to be willing or able to deliver the Deliverables or a significant portion of the Deliverables, the JPMC Entity may request, and Supplier shall provide within 48 hours after receipt of a request, adequate assurances (which may include furnishing an Assurance Document), acceptable to the JPMC Entity in its reasonable discretion, of Supplier Affiliate’s continuing ability and willingness to deliver the Deliverables as required by the applicable Schedule; provided, that any dispute with respect to this provision will trigger an immediate executive level face-to-face meeting at JPMC’s offices in accordance with Section 19.14.”

“12.7 Financial Interests

Supplier represents and warrants that it will reveal all financial interests related to any hardware, software, services, or provider thereof that Supplier might recommend to JPMC.”

8.              Section 13, Indemnities in hereby deleted in its entirety and replaced with the following:

“13 Indemnities

13.1                                                Supplier will indemnify, defend and hold harmless JPMorgan Chase & Co. and all of its direct and indirect officers, directors, employees, agents, successors and assigns (each, an “Indemnified Person”) from any and all losses, liabilities, damages (including taxes), and all related costs and expenses, including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties (collectively, “Losses”), and threatened Losses due to, arising from or relating to third party claims, demands, actions or threat of action (whether in law, equity or in an alternative proceeding) (“Claim”) arising from or relating to:  (a) Supplier’s actual or alleged breach of the warranties set forth in Sections 12.1(a), 12.1(b), 12.1(c),12.1(d), 12.1(e), 12.1(f), 12.1(g), 12.1(h). 12.1(i), 12.1(n), 12.1(o), 12.3, 12.5, 12.6 in this Agreement; (b) any actual or alleged infringement, violation or misappropriation of the Intellectual Property Rights of any third person by (i) any Deliverables provided by Supplier or (ii) JPMC or a Recipient’s use of those Deliverables; (c) Supplier’s actual or alleged breach of any of the confidentiality or privacy provisions in this Agreement; (d) the failure of Supplier or any of its subcontractors or anyone acting on its or their behalf to pay any withholding or other employment-related taxes or other obligations in connection with Supplier Personnel; (e) fraud, grossly negligent, willful or reckless acts or omissions of or by Supplier or any Supplier Personnel or (f) death, bodily injury, personal injury or property damage caused by Supplier or Supplier Personnel or incurred during the performance of the Services (each, an “Indemnified Claim”).  No settlement or compromise that imposes any liability or obligation on any Indemnified Person will be made without the Indemnified Person’s prior written consent (not to be unreasonably withheld).  If Supplier fails to defend an Indemnified Person as provided in this Section after reasonable notice of an Indemnified Claim, Supplier will be bound:  (i) to indemnify and reimburse any Indemnified Person for any Losses incurred by the Indemnified Person, in its sole discretion, to defend, settle or compromise the Indemnified Claim; and (ii) by the determination of facts common to an action and subsequent action to enforce the Indemnified Person’s reimbursement rights. Notwithstanding the above, Supplier shall have no obligation under this Subsection 12.1or other liability for any infringement or misappropriation claim resulting or alleged to result from: (1) third party software not licensed by Supplier or if the Deliverable has been modified or altered by any person or entity other than Supplier without the written approval of Supplier (such writing may include Documentation and comments to the source code); (2) any aspect of JPMC software, documentation or data which existed prior to

Supplier’s performance of Services; or (3) JPMC continuing the allegedly infringing activity after being notified thereof and provided with modifications that would have avoided the alleged infringement.  This Subsection 12.1sets forth the exclusive remedy and entire liability and obligation of Supplier with respect to intellectual property infringement or misappropriation claims, including patent or copyright infringement claims and trade secret misappropriation.

13.2  Indemnification Procedures.

(a)   If any Claim is commenced against any Party entitled to indemnification under this Article 12 (“Indemnified Party”), written notice thereof shall be given to the Party that is obligated to provide indemnification (“Indemnifying Party”) promptly upon receipt of the Claim by the Indemnified Party.  Failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Indemnifying Party has actually been materially and adversely affected as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give notice if such Indemnified Party failed to give prompt notice).  To the extent received, the Indemnified Party shall make reasonable efforts to deliver copies of all notices and documents related to the Claim, including court papers, to the Indemnifying Party within five (5) business days of the Indemnified Party’s receipt thereof.

(b)   After such notice, if the Indemnifying Party shall acknowledge in writing to such Indemnified Party that this Agreement applies with respect to such Claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice delivered to the Indemnified Party not less than fifteen (15) days prior to the date on which a response to such Claim is due, to immediately take control of the defense and investigation of such Claim and to select and engage attorneys reasonably satisfactory to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s sole cost and expense.

(c)   The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through the Indemnified Party’s own attorneys or otherwise, in such investigation, trial and defense of such Claim; and any appeal arising therefrom.  The Indemnifying Party will bear the costs of counsel engaged by the Indemnified Party by reimbursing the Indemnified Party, as such costs are incurred and upon request therefor, if: (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest that would preclude such counsel from representing the Indemnified Party or (ii) the Indemnifying Party has failed to engage counsel reasonably satisfactory to the Indemnified Party within thirty (30) days after the Indemnifying Party has received notice of a Claim.

(d)   If the Indemnifying Party does not assume full control over the defense of a Claim subject to such defense as provided in this Section 13.3 (Indemnification Procedures), the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party, and the Indemnifying Party will bear the costs incurred by the Indemnified Party in connection therewith by reimbursing the Indemnified Party, as such costs are incurred and upon request therefor.

(e)   Supplier shall not settle any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not JPMC is an actual or potential party to such claim, action or proceeding without JPMC’s written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.  Notwithstanding the foregoing, JPMC may withhold, delay and/or condition its consent to any settlement of a Claim, in JPMC’s sole and absolute discretion, if:

(1)   such settlement: (A) involves a remedy other than the payment of money by the Indemnifying Party, (B) affect any rights of JPMC, including any rights with respect to the Work Product, (C) impose any actual liability upon JPMC, or (D) contain or imply (1) a factual admission by or with respect to JPMC, (2) any adverse statement or implication with respect to the character, professionalism, due care, loyalty, expertise, or reputation of JPMC, or (3) any wrongful action or inaction by JPMC; or

(2)   Supplier and all plaintiffs or claimants do not affirmatively and unconditionally absolve and release JPMC from any responsibility or liability with respect thereto and the subject matter thereof and any responsibility or liability with respect to the same, similar, or related facts or circumstances.

(f)    If JPMC is enjoined, or is otherwise prohibited, from using Deliverable or Documentation (or any part thereof) as a result of or in connection with any claim under Section 12.1, Supplier promptly shall, at its sole expense and in the following order of precedence: (i) procure for JPMC the right to continue to use the Deliverable or Documentation; (ii) modify the Deliverable or Documentation so that it becomes noninfringing and nonviolative, without diminishing the functionality or performance of the Deliverable or Documentation or (iii) replace the Deliverable or Documentation with software and documentation that are noninfringing and nonviolative with equivalent functionality and performance.  If Supplier cannot, after using its best commercial efforts to do so within a reasonable period of time, so procure, modify or replace the Deliverable or Documentation, the Supplier shall terminate the applicable Schedule with respect to the Deliverable or Documentation involved and promptly refund to JPMC the fees for the Deliverable or Documentation involved under such Schedule.

9.              Section 14.2 Exclusions, sub-clause (d), is hereby amended to include the sub-provision towards the exclusions from the Liability provided:

“(viii) death, personal injury or tangible property damage caused by either party”

10.       Section 15, Insurance, is hereby deleted in its entirety and replaced with the following:

“15 Insurance

Within five Business Days after the execution of this Agreement or before commencing the provision of Deliverables or permitting any subcontractor to commence the provision of Deliverables, whichever is earlier, Supplier will, at its own cost and expense, procure and maintain in full force and effect throughout the Schedule Term the insurance policies listed in the Insurance Exhibit attached hereto.”
Insurance Exhibit is hereby added by way of this Amendment.

11.       Section 16, Term; Termination is hereby amended as follows:

A.            Section 16.4, Termination for Insolvency; Change of Control is hereby amended to be deleted in its entirety and replaced with the following:

“16.4, Termination for Insolvency; Change of Control

Either party may terminate this Agreement or any Schedule, in whole or in part, for cause as of the date specified in a termination notice if the other party, or, in the case of Supplier, any of Supplier’s Affiliates providing Deliverables to JPMC:  (a) files for bankruptcy, (b) becomes or is declared insolvent, (c) is the subject of any proceedings (not dismissed within 30 days) related to its liquidation, insolvency or the appointment of a receiver or similar officer for that party, (d) makes an assignment for the benefit of all or substantially all of its creditors, (e) takes any corporate action for its winding-up, dissolution or administration, (f) enters into an agreement for the extension or readjustment of substantially all of its obligations, or (g) recklessly or intentionally makes any material misstatement as to financial condition.”

B.            Section 16, Term; Termination is hereby further amended to include the following new sections:

“16.7 Termination Assistance Services

In connection with the termination of any Schedule, Supplier will provide any and all services reasonably requested by JPMC, or as otherwise provided in the Schedule, to make a smooth transition from the use of Deliverables provided under the applicable Schedule to internal functions or alternate providers.  JPMC will pay Supplier the most applicable rates in any Schedule or in accordance with the Pricing Schedule Exhibit, in consideration of those services.  However, if JPMC terminates the Schedule for cause, Supplier will provide to JPMC these termination assistance services at rates in effect at time of termination.”

“16.8 Survival

(a)   Effect on Schedules

After this Agreement terminates, the terms of this Agreement will remain in effect with respect to any Schedule entered into before the termination.  However, no Schedule may be entered into under this Agreement after it terminates.

(b)   Surviving Provisions

After this Agreement or a Schedule terminates or expires, the terms of this Agreement and that Schedule that expressly or by their nature contemplate performance after such termination or expiration will survive and continue in full force and effect.  For avoidance of doubt, the provisions protecting Confidential Information, permitting audits, providing for rights of quiet enjoyment, granting perpetual licenses, requiring reimbursement of Losses, requiring indemnification and setting forth limitations of liability each, by their nature, contemplate performance or observance after this Agreement or a Schedule expires or terminates.”

12.       Section 18, Security; Information Technology Control Policies is hereby amended as follows:

A.            Section 18.3, Compliance with JPMC Information/Technology Control Policies, is hereby amended to be deleted in its entirety and replaced with the following:

“18.3 Compliance with JPMC Information/Technology Control Policies

(a)   Whenever Supplier has JPMC Data, Supplier will (i) comply with ISO/IEC 27002 (Information Technology — Code of Practice for Information Security Management), (ii) comply with JPMC’s Minimum Control Requirements (a current copy of which is located at http://www.jpmorganchase.com/corporate/About-JPMC/supplier-minimum-control-requirements.htm or is otherwise available from JPMC upon request), and (iii) if Supplier stores, processes or transmits payment card primary account numbers or other cardholder data, comply with the then current Payment Card Industry Data Security Standard as well as any procedures set forth in the applicable Schedule (collectively, the “IT Risk Management Policies”).  JPMC may update the Minimum Control Requirements from time to time on reasonable notice, and Supplier will comply with the updated Minimum Control Requirements within the time required by applicable Law or as reasonably requested by JPMC.  Additionally, whenever Supplier has JPMC Data, Supplier will have policies and procedures to detect patterns, practices, or specific activity that indicates the possible existence of identity theft (“Red Flags”) that may arise in the performance of Supplier’s obligations under this Agreement and either report the Red Flags to JPMC or take appropriate steps to prevent or mitigate identity theft.  Supplier will not provide any JPMC Data to any subcontractor unless the subcontract requires the subcontractor to comply with the IT Risk Management Policies and the Privacy Regulations and to permit security audits by Auditors.

(b)   Unless and until JPMC is satisfied that Supplier is fully complying with this Section, Section 18.5 and Section 20, JPMC will not be bound by any obligation to allow Supplier access to JPMC Data.  Any breach of this Section 18.3, 18.5 and Section 20 that is not corrected within 30 days after JPMC gives Supplier a notice describing the breach will be deemed a material breach of this Agreement (even if the breach was not otherwise material).

(c)   Before Supplier may modify its systems in a way that could adversely impact the security of its systems, Supplier must send a 30 day advance notice to JPMC containing a reasonably detailed description of the proposed modification and a representation and warranty that:  (i) the proposed modifications will not pose any new or additional risks to the JPMC Data, and (ii) Supplier’s systems will continue to comply with JPMC’s IT Risk Management Policies.

(d)   In addition to any reporting requirements set forth in the applicable Schedule, Supplier will provide the following written periodic reports to the JPMC Relationship Manager:  (i) on a quarterly basis:  (A) summary system and network security incident reporting and access violation reporting, and summary of any Supplier remediation or action plans; (B) summary of incidents and breaches as to which Supplier was required to inform JPMC under Section 20.1 and Section 11, and summary of any Supplier remediation or action plans; and (C) the status of any existing remediation or action plans, including those that are related to security or that may impact the Deliverables; (ii) on a semi-annual basis, a then current list of names, user IDs and access levels for any JPMC personnel having access to Supplier applications and systems; and (iii) on an annual basis, summary security vulnerability scan or penetration test reporting with respect to the Deliverables and Supplier’s system and networks, including the perimeter, and summary of any Supplier remediation or action plans.”

B.            Section 18.5, Reports & On-Site Review, is hereby amended to delete sub-clause (c) in its entirety and replace with the following:

“(c) In addition to JPMC’s other audit rights under this Agreement, Auditors may conduct on-site security reviews, vulnerability testing and disaster recovery testing for Supplier’s systems containing JPMC Data and otherwise audit Supplier’s operations for compliance with the Minimum Control Requirements.  Auditors, other than regulators, will provide reasonable notice of such reviews. If vulnerabilities are identified, Supplier will (i) promptly document and implement mutually agreed upon remediation plan, and (ii) upon JPMC’s request, provide JPMC with the status of the implementation. JPMC is not responsible for any harm that results from these tests except to the extent it is a result of JPMC’s gross negligence, reckless or willful misconduct.

(d)   At least annually, Supplier will have a certified independent public accounting firm or another independent third party reasonably acceptable to JPMC:  (i) to the extent applicable/required as set forth in the Schedule, conduct a review or assessment and provide a full attestation, review or report under (A) SSAE 16 (Statement on Standards for Attestation Engagements No. 16)SOC (Service Organization Control) 2; (B) ISAE 3402 (International Standards on Assurance Engagements No. 3402) Type II; (C) BITS Financial Institution Shared Assessment Program (Standardized Information Gathering plus Agreed Upon Procedures); (D) SysTrust review (in accordance with principles and criteria developed by the American Institute of Certified Public Accountants); (E) a replacement for one of the foregoing approved by JPMC; or (F) other third party reviews and reports reasonably acceptable to JPMC, in each case, of all key systems and operational controls used in connection with any JPMC Data; and (ii) conduct and provide a full report of an independent network and application penetration test.  Each of these attestations, reviews, reports and tests will be for a scope approved by JPMorgan Chase & Co. in its reasonable discretion.  Supplier will provide all findings from these attestations, reviews and tests to JPMC upon receipt from the third party.  Supplier will (A) implement all recommendations set forth in such attestations, reviews, reports and any other reasonable recommendations made by JPMC arising out of JPMC’s analysis of such reviews and (B) upon JPMC’s request, provide JPMC with the status of the implementation.”

C.            Section 18.6, Changes that may affect Services, is hereby deleted in its entirety and replaced with the following:

“18.6, Changes that may affect Services

Supplier will notify JPMC promptly of any actual or threatened occurrence of any event described in Section 16.4 or any other event that materially affects in an adverse manner, or that could reasonably be expected to materially affect in an adverse manner, Supplier’s ability to perform fully its obligations to any Recipient.  Events or conditions that Supplier must report include (a) any material breach (whether or not cured) of any (i) representation, warranty, covenant or obligation of Supplier or any Supplier Affiliate or subcontractor under this Agreement, or (ii) other agreement between Supplier or any Supplier Affiliate and JPMC or any JPMC Affiliate; (b) any actual, threatened or reasonably alleged violation of any applicable Law (including any criminal conviction of, or charge of a criminal violation, or imposition of any sanctions or professional disciplinary action that relate to provision of Deliverables) against, (i) Supplier, (ii) any Supplier Affiliate, (iii) any Supplier Personnel or (iv) any entity that is a party to or an Affiliate of a party to any agreement for the merger, acquisition, divestiture of any similar arrangement involving Supplier or any Supplier Affiliate; and (c) any risks or control issues that have been identified that could prevent fulfillment of Supplier’s obligations under this Agreement, along with, where applicable, information on any systems and processes that have been established to monitor and manage them.”

D.            Section 18.9, Disaster Recovery Plan is hereby deleted in its entirety and replaced with the following:

“18.9, Disaster Recovery Plan and Business Continuity Plan for Resources Required to Provide Critical Services.

Unless Services are identified in a Schedule as “non-critical” to JPMC, all Services provided are considered critical (“Critical Services”).  If the Services are Critical Services, then throughout the Schedule Term:

(a)   Supplier will maintain a disaster recovery and business continuity plan (a “DRBCP”) for all technology, operational, financial, human or other resources required to provide the Services, together with the capacity to execute the DRBCP, with respect to Supplier’s primary, backup and other Systems, resources and locations.  The DRBCP will, at a minimum, conform to the standards set by the Federal Financial Institutions Examination Council, if applicable, as well as the requirements set forth in the applicable Schedule.  In addition, the DRBCP will address (to JPMC’s reasonable satisfaction) planning for pandemic and other circumstances that may result in material loss of availability of Supplier Personnel. Any breach of this Section will be deemed a material breach of this Agreement.

(b)   Within five days after signing the applicable Schedule and on an annual basis thereafter, Supplier will provide JPMC with an executive summary of Supplier’s then-current version of the DRBCP.  (If Supplier provided that summary to JPMC before signing, then within five days after signing, Supplier will provide JPMC a written confirmation that the DRBCP has not materially changed from that previously summarized.) Upon request, Supplier will provide Auditors and other JPMC designees access to the full DRBCP. In connection with each Schedule, Supplier will revise the DRBCP to adequately address concerns that JPMC raises from time to time.

(c)   Supplier will perform disaster recovery and business continuity tests at least annually.  Supplier will give JPMC reasonable notice of, and JPMC will be entitled to participate in, each test. Supplier will provide JPMC a written description of all DRBCP test results in sufficient detail to allow JPMC to assess the success of each test. Supplier will also participate and otherwise cooperate with JPMC, as reasonably requested by JPMC, in connection with JPMC’s development and testing of JPMC’s own disaster recovery and business continuity plans.

(d)   Upon the occurrence of any disaster or other event requiring use of the DRBCP, Supplier will promptly:  (i) notify JPMC of the disaster or other event and (ii) provide JPMC and each Recipient access to the Services in a manner that is at least equal to the access provided to Supplier’s other customers.  If JPMC determines that Supplier has not complied or cannot comply with the provisions of this Section or implement the DRBCP quickly enough to meet JPMC’s needs, Supplier will promptly assist and support JPMC in obtaining the Critical Services from an alternate provider.”

E.            Section 18, Security; Information Technology Control Policies is hereby further amended to include the following additional section:

“18.10 Compliance with Procedures in Performance of Services

Supplier will, and will ensure that the Supplier Personnel will:  (a) while visiting or accessing JPMorgan Chase & Co.’s or any Recipient’s facilities, comply with JPMorgan Chase & Co.’s or any Recipient’s then-current safety and security procedures, including pre-screening requirements, and other rules and regulations applicable to JPMorgan Chase & Co. or Recipient personnel at those facilities, (b) comply with all reasonable requests of JPMorgan Chase & Co. or Recipient personnel, as applicable, pertaining to personal and professional conduct, including Supplier Personnel training requirements, (c) comply with JPMorgan Chase & Co.’s Supplier Code of Conduct, a current copy of which is located at http://www.jpmorganchase.com/corporate/About-JPMC/supplier-relations.htm or is otherwise available from JPMC upon request, (d) comply with the JPMorgan Chase & Co. Supplier Anti-Corruption Policy, a current copy of which is located at http://www.jpmorganchase.com/corporate/About-JPMC/supplier-relations.htm or is otherwise available from JPMC upon request and (e) otherwise conduct themselves in an ethical, professional and businesslike manner.  Supplier will provide Supplier Personnel with adequate training regarding JPMorgan Chase & Co. Supplier Code of Conduct, JPMorgan Chase & Co. Supplier Anti-Corruption Policy, compliance with applicable Laws and the proper provision (including as may be otherwise described in this Agreement or the applicable Schedule) of Services and other Deliverables.  If JPMC so requests, based on a reasonable belief that any Supplier Personnel has breached any of the foregoing obligations, Supplier will immediately, within 24 hours, remove any such Supplier Personnel from performing Services to JPMC.”

13.       Section 19, Miscellaneous, is hereby amended as follows:

A.            Section 19.2, Notices, is hereby amended to append the following provision at the end thereof:

“All notices must be in writing and in the English language. In addition, where this Agreement states that notice will be given “immediately” after an event occurs, the notifying party will also send an immediate e-mail message to the other party’s Relationship Manager.  Notices to be given “promptly” will be given, in any event, within five days.  A party may change its address for notices by sending a change of address notice using this notice procedure.”

C.            Section 19.4, Waivers, is hereby deleted in its entirety and replaced with the following:

“19.4 Waivers

The failure of either party to enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver to any extent of that party’s right to assert or rely upon any provision of this Agreement or right in that or any other instance.  A delay or omission by JPMC or Supplier to exercise any right or power under this Agreement will not be construed to be a waiver of that right or power.  Waiving one breach will not be construed to waive any succeeding breach.  All waivers must be in writing and signed (not in electronic form) by the party waiving rights.”

D.            Section 19.6, EEOC, is hereby amended to be deleted in its entirety and replaced with the following:

“19.6 EEOC

If Supplier is a U.S. legal entity, then Supplier will not, and will ensure that Supplier Personnel do not, discriminate against any of its employees or applicants for employment because of age, race, color, religion, creed, citizenship status, marital status, sexual orientation, sex, gender identity, genetic information, national origin,  disability, veteran status or any other protected status under applicable law (e.g., civil union status, height, weight, arrest record and status with regard to public assistance, to the extent protected under applicable law). Supplier further agrees, unless exempt, to comply with all applicable requirements of the equal opportunity and affirmative action clauses set forth in Executive Order 11246 (applicable to subcontractors), as amended, in the regulations of the Department of Labor implementing the Vietnam Era Veterans Readjustment Act of 1974, and in the Rehabilitation Act of 1973, as amended, which, together with the implementing rules and regulations prescribed by the Secretary of Labor, are incorporated into this Agreement by reference.  The Supplier will abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a).  These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, or national origin.  Moreover, these regulations require that Supplier takes affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability.  Supplier will comply with JPMorgan Chase & Co.’s policy of maintaining a business environment free of all forms of discrimination, including sexual harassment.”

E.            Section 19.7, Publicity, is hereby amended to delete the last sentence of the section and replace with the following:

“No exceptions are granted without the prior written consent of both the JPMorgan Chase & Co. Global Media Relations Department and a Managing Director within JPMorgan Chase & Co.’s sourcing organization.”

F.             Section 19.14, Dispute Resolution, is hereby amended to include the following provision at the end thereof:

“If either party invokes executive level dispute resolution pursuant to Section 12.6, the executive sponsors designated by each party will convene at a meeting at JPMC’s offices, or other location designated by JPMC, within 48 hours of notice by either party.”

F.             Section 19.22, Supplier Diversity is hereby amended to include Service Disabled Veteran Business Enterprises (“DVBE”) within the definition and scope of “Diverse Suppliers”

G.           Section 19, Miscellaneous is hereby further amended to include the following new sections:

(i) “19.23 Relationship Manager

Each party will name one of its employees as the primary liaison with the other party for each Schedule (each, a “Relationship Manager”).  The Relationship Managers will serve as the parties’ points of contact.”

(ii) “19.24 Executive Order 13496 Compliance

The Supplier agrees to comply with all regulations issued pursuant to Executive Order 13496, if applicable, including 29 CFR Part 471, Appendix A to Subpart A of Part 471.”

(iii) “19.25 Immediate Injunctive Relief

Supplier acknowledges that JPMC will be irreparably harmed and Section 19.14 will not apply if Supplier breaches (or attempts or threatens to breach):  (a) its obligation to provide critical services to JPMC or Recipients (such as the termination assistance services as provided in Section 16.7), (b) its obligation respecting continued performance in accordance with Section 16.4, or (c) its obligations with respect to JPMC’s Confidential Information or JPMC Data.  If a court of competent jurisdiction finds that Supplier has breached (or attempted or threatened to breach) any of those obligations, Supplier agrees that, without any additional findings of irreparable injury or other conditions to injunctive relief, it will not oppose the entry of an appropriate order compelling performance by Supplier and restraining it from any further breaches (or attempted or threatened breaches).”

(iv) “19.26 Waiver of Jury Trial

BOTH PARTIES AGREE TO WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN THE RESOLUTION OF THE DISPUTE OR CLAIM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN ANY OF THE PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THIS AGREEMENT.”

(iv) “19.27 Interpretation

Each party acknowledges that this Agreement has been the subject of active and complete negotiations, and that this Agreement should not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.”

(v) “19.29 Disablement of Software and Hardware

Except if and to the extent expressly necessary for performance of maintenance or any other servicing or support expressly authorized in writing by JPMC, in no event will Supplier, its agents or employees or anyone acting on its behalf, intentionally disable or interfere, in whole or in part, with JPMC or Recipient’s use of any Deliverables or any software, hardware, systems or data owned, utilized or held by JPMorgan Chase & Co., Recipients or customers without the written permission of a corporate officer of JPMC, whether or not the disablement is in connection with any dispute between the parties or otherwise.  Supplier understands that a breach of this provision could cause substantial harm to JPMC and to numerous third parties having business relationships with JPMorgan Chase & Co.  No limitation of liability, whether contractual or statutory, will apply to a breach of this Section.”

(vi) “19.30 Nature of Licenses

All rights and licenses granted by Supplier pursuant to this Agreement by Supplier are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or any replacement Law) (the “Code”), licenses to rights to “intellectual property” as defined in the Code.  The parties agree that each licensee, as licensee of those rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Code.  The parties further agree that, if bankruptcy proceedings are brought by or against Supplier under the Code, each licensee will be entitled to retain all of its rights under this Agreement.”

(vii) “19.31 JPMC Delays

If a failure of JPMC to perform any of its obligations within the timeframes set forth in this Agreement or any Schedule prevents Supplier from timely performing its obligations, then the relevant dates of Supplier’s performance will be extended by an amount equal to the delay caused by JPMC.  The provisions of this Section will apply only if Supplier:  (a) notifies JPMC promptly (not more than seven days) after the occurrence of an event that constitutes a delay by JPMC under this Section, and (b) uses commercially reasonable efforts to perform notwithstanding JPMC’s failure to perform.  JPMC’s failure to perform any of its stated operational responsibilities or provide any JPMC resources expressly required pursuant to a Schedule will neither constitute a breach nor give rise to any right to terminate this Agreement or any Schedule.”

(viii) “19.32 Model Analysis

To the extent a Deliverable is used by or for JPMC to value positions, measure exposure or evaluate risk (collectively, the “Models”), including to facilitate JPMC’s compliance with regulatory and management requirements to fully understand and explain the Models used for its businesses, promptly after request from JPMC and at no additional charge, Supplier will (a) deliver to JPMC documentation sufficient to enable a detailed understanding of the methodology, analysis and calculations that are referenced, included or implemented in the development or use of the Models (collectively, “Model Analysis”) so as to enable JPMC to review and explain the Models; and (b) make qualified Supplier Personnel available to JPMC and its designees (including regulators and other Auditors) to provide “plain English” explanations of any such Models or Model Analysis.  Any such documentation and explanation is subject to Section 11.”

(ix) “19.33 Time is of the Essence

Supplier acknowledges that time is of the essence with respect to the performance of Supplier’s obligations to JPMC.”

(x) “19.34 English Language

The official language of the Agreement, its Exhibits and Schedules will be the English language.”

14.       The following additional provisions are included by way of this Amendment:

A.            “20 Data Handler Terms

20.1 Grant of License to Use JPMC Data; Obligation to Notify JPMC

JPMC hereby grants Supplier a limited license to use the JPMC Data solely to perform Supplier’s obligations to JPMC during the Schedule Term.  Supplier will not use JPMC Data to contact any person except if required by any applicable Law and in accordance with this Agreement, provided, however, that in no event will any such contact involve marketing or solicitation of products or services. JPMC reserves all other rights in the JPMC Data.  Supplier will immediately notify JPMC of any actual or reasonably suspected unauthorized access to or use of the JPMC Data under Supplier’s control and Supplier will include with that notice the reasonably expected impact that the breach or access may have on any JPMC Entity or its customers.  Supplier will cooperate fully with JPMorgan Chase & Co. to investigate any such unauthorized access.

20.2 Protection of JPMC Data in the Event of Data Handler Bankruptcy

If Supplier undergoes any of the events described in Section 16.4, JPMC will have the immediate right to take possession of and retain for safekeeping all JPMC Data then in Supplier’s possession or under Supplier’s control.  JPMC may retain the JPMC Data until the trustee or receiver in bankruptcy or other appropriate court officer provides JPMC with adequate assurances and evidence that the JPMC Data will be protected from sale, release, inspection, publication or inclusion in any publicly accessible record, document, material or filing.  Supplier and JPMC agree that this Section is a material term of this Agreement, and without it, JPMC would not have entered into this Agreement or permitted any access to or use of JPMC Data.

20.3 Regeneration of JPMC Data by Data Handler

Supplier will promptly replace or regenerate from Supplier’s machine-readable media any data, programs or information stored by Supplier that Supplier has lost or damaged or obtain a new copy of the lost or damaged data, programs or information.  Alternatively, if Supplier breaches this Section 20.3 and is unable to replace or regenerate such data, programs or information JPMC may replace or regenerate any data, programs or information that Supplier has lost or damaged or obtain a new copy of the lost or damaged data, programs or information, in which case, Supplier will promptly reimburse JPMC for all reasonable costs associated with its regeneration or replacement efforts.

20.4 Storage, Return or Destruction of JPMC Data

Supplier will accurately and completely collect and maintain information regarding the storage location, media, and method of storage of all JPMC Data on an ongoing basis.  Unless expressly set forth in the applicable Schedule, if Supplier stores JPMC Data (including any and all copies, whether in production, backup or archival) it will do so on media logically and physically separate from other media used to store data of other Supplier clients.  Further, in addition to the return and/or destruction obligations under Section 11.5, with respect to JPMC Data, prior to termination of the applicable Schedule, or on a date otherwise reasonably specified by JPMC, Supplier will:  (a) meet with JPMC representatives to prepare and implement a plan for the return of all JPMC Data (in a format reasonably requested by JPMC); and (b) return to JPMC all JPMC Data as requested by JPMC.  To the extent applicable record retention Laws require Supplier to have access to JPMC Data after termination or expiration of the applicable Schedule or JPMC’s request for return or destruction, unless expressly set forth in an applicable Schedule, Supplier will provide those requirements to JPMC.  Additionally, upon JPMC’s written direction, Supplier will either:  (i) Securely Delete electronic JPMC Data from all media within 10 Business Days of that direction or (ii) to the extent that JPMC Data is in a form or media other than electronic, comply with JPMC’s written instructions to Securely Delete that JPMC Data.  Within 15 Business Days of that direction, Supplier will cause an officer of Supplier to certify to JPMC in writing that Supplier has complied with its obligations under clause (i) and (ii), as the case may be, including in compliance with JPMC’s instructions.  To the extent that JPMC Data cannot be so Securely Deleted due to technical or other reasons reasonably acceptable to JPMC, and to the extent JPMC expressly agrees in writing, Supplier will promptly provide a written description of measures to be taken that will ensure, for as long as any JPMC Data remains under Supplier’s or its subcontractors’ control, the continued protection of such JPMC Data, in compliance with the requirements of Section 20 and Section 11.  “Securely Delete” means using any and all means (including shredding or incineration in compliance with the National Institute for Standards and Technology (“NIST”) 800-88 standard) of deleting all data and information to ensure that the data and information deletion is permanent and cannot be retrieved, in whole or in part, by any data or information retrieval tools or similar means in accordance with JPMC’s prior written instructions. In no event will Supplier remove or have removed any JPMC Data from Supplier’s or any subcontractor’s site without JPMC’s prior written authorization.

20.5 Survival of Data Handler Terms

The terms set forth in Section 20 will survive any expiration or termination of this Agreement or any Schedule for any reason.

20.6 Allocation of Risk

The limitations of liability and disclaimers in this Agreement will not apply to any breach of Section 20.”

B.            “21 Testing, Correction and Acceptance

Each Deliverable will be subject to acceptance by JPMC as follows:

21.1 Acceptance Testing

After a Deliverable has been delivered, installed and configured and is ready for production in Recipient’s environment in accordance with Section 22.1(c), JPMC will have 45 days (or another time period as may be agreed in writing by the parties in the applicable Schedule) (the “Acceptance Testing Period”) to verify that the Deliverable is in Compliance.  Supplier will provide all reasonable assistance to JPMC or Recipient in connection with this testing.

21.2 Correction

If, during the Acceptance Testing Period, JPMC or a Recipient finds that a Deliverable is not in Compliance, JPMC will describe to Supplier in reasonable detail why the Deliverable is not in Compliance.  Within five Business Days (or another time period as may be agreed in writing by the parties in the applicable Schedule) after receipt of that description (the “Correction Period”), Supplier will, at no additional cost to JPMC, render the Deliverable in Compliance.  If Supplier fails to render the Deliverable in Compliance within the Correction Period, JPMC may (a) extend the Correction Period; or (b) terminate the applicable Schedule, in whole or in part, for material breach immediately by notice.

21.3 Acceptance

(a)         Notice of Acceptance

If JPMC determines that a Deliverable is in Compliance, JPMC will notify Supplier that the Deliverable has been accepted (“Acceptance” or “Accepted”).  Acceptance will be implied:  (i) if Supplier gives JPMC notice after the Acceptance Testing Period requesting JPMC provide a formal notice of Acceptance and JPMC fails to respond within five Business Days; or (ii) if JPMC puts the Deliverable into full production for 15 Business Days.  Acceptance will not be implied from any other event.  Thus, for example, Acceptance will not be implied if JPMC uses the Deliverable in limited production, authorizes work on subsequent Deliverables, or makes a milestone payment.

(b)         Component Deliverables

For fixed fee Schedules, if a Deliverable (a “Component Deliverable”) associated with a particular Milestone is to be integrated with another Deliverable (which may be an enhancement) associated with that same Milestone (an “Integrated Deliverable”), JPMC’s Acceptance of the Component Deliverable will be not final until Supplier successfully integrates the Component Deliverable with the Integrated Deliverable and JPMC Accepts those Integrated Deliverables.  Such right shall only extend to Deliverables which have not been previously accepted pursuant to a previous Milestone and acceptance may not be revoked for previously accepted Deliverables

(c)          No Waiver

Acceptance does not waive any of JPMC’s rights to warranty and maintenance service for the Deliverable, even if JPMC knows of the problems prior to Acceptance.

21.4 Quiet Enjoyment

Upon Acceptance, Supplier will not disturb JPMC’s or Recipient’s quiet enjoyment of the Deliverables.”

C.            “22 Delivery, Installation and Training

22.1 Pre-Delivery Testing

(a) General

Before Supplier delivers any Deliverable to a JPMC Entity or a Recipient, or provides access to any Deliverable to the extent they will be delivered remotely, Supplier will verify that the Deliverable is in full compliance with all applicable specifications, including functional, performance and operational specifications described in the applicable Schedule (“Documentation”) or other written technical specifications provided to, or agreed with,

JPMorgan Chase & Co. about the Deliverable which are referred to and incorporated in to a Schedule (“Compliance”).  Upon JPMC’s request, Supplier will permit JPMC or any Recipient (or its designees) to observe that verification and obtain a report of all results.

(b)         Software Deliverables.

To the extent that Supplier is providing software, including software development services as set forth in a Schedule for JPMC, Supplier shall demonstrate the maturity of controls in its development process by providing JPMC with applicable documentation and/or artifacts that the following software development controls are in place for the scope of the Deliverables being provided to JPMC hereunder which may include, to the extent agreed in the Schedule, the following:  (i) security requirements in the requirements phase of the software development life cycle; (ii) application architectural framework(s) designed for resiliency; (iii) static code analysis during development; (iv) dynamic scanning in the quality assurance or build process; (v) manual penetration testing, and (vi) security vulnerability management.  If Supplier is unable to provide any of the documentation or artifacts described above, then before Supplier delivers any Deliverable to a JPMC Entity or a Recipient, the following shall be required:  (x) a dynamic scan of Supplier’s developed code in a JPMC quality assurance environment, or (y) a third party provided scan of the binaries in a run time environment (the cost of such scan to be at Supplier’s sole cost and expense).

(c)          Delivery.

Supplier will deliver or provide access to each Deliverable and Documentation to be provided under any Schedule to JPMC or the applicable Recipient(s) in the quantities, on the date(s) and/or to the place(s) specified in that Schedule, subject to JPMC obligations set forth in the Schedule, and, if so provided in the applicable Schedule install each Deliverable at JPMC or Recipient, in the quantities, at the locations and on or before the dates specified in the applicable Schedule.  If Supplier fails to do so, JPMC may, at its option:  (a) extend the required date and receive from Supplier, as liquidated damages and not as a penalty, the late delivery discount set forth in the applicable Schedule, or (b) terminate the applicable Schedule(s), in whole or in part

22.2 Postponement

JPMC may at any time, upon thirty (30) days prior written notice to Supplier, postpone Supplier’s scheduled provision of any Deliverable(s).  This notice will specify the commencement and estimated duration of the postponement, on mutually agreed terms.  Upon receiving the notice of postponement and expiration of the 30 day notice period, Supplier will implement the postponement and, during the period of postponement, properly care for and protect all Deliverables in progress.  JPMC may withdraw any postponement by notice to Supplier, in which case Supplier will resume its provision of the Deliverables after a reasonable resumption period, on mutually agreed terms.

22.3 Training

Training (if any) to be provided by Supplier with respect to the Deliverables will be specified in the applicable Schedule.”

15.       Exhibit C - Pre-JPMC Assignment Statement, Exhibit E - Statement of JPMC Domestic Fingerprinting Policy for Contingent Worker Providers/Servicing Agencies and Exhibit F - Statement of JPMC Domestic Drug Testing Policy for Contingent Worker Providers/Servicing Agencies and Appendix 1 to Master Agreement Exhibit F are hereby deleted by way of this Amendment.

II.           Except as expressly amended herein, the Agreement remains in full force and effect.

End of Document

INSURANCE EXHIBIT

Supplier, within five Business Days after the execution of this Agreement or before commencing the provision of Deliverables or permitting any subcontractor to commence the provision of Deliverables, whichever is the earlier, will procure, maintain and evidence, at its own expense, the following required insurance of the following kinds and limits, with companies carrying a financial strength rating of not less than “A-” and in a financial size category of Class VIII or better, each as rated in the most current Best’s Insurance Reports, and permitted to insure risks in each jurisdiction where a claim or claims might arise or who are otherwise acceptable to JPMC.  Supplier may carry, at its own expense, such additional insurance as it may deem necessary.  Supplier will not be deemed to be relieved of any responsibility by the fact that it carries insurance.

A.                                    REQUIRED INSURANCE.

(i) Workers’ Compensation and Employer’s Liability Insurance in accordance with the applicable laws of (a) the State of New York or (b) the state in which the Deliverables are to be provided or performed or (c) the state in which Supplier is obligated to pay compensation to employees engaged in the performance or provision of the Deliverables.  The policy limit under the Employer’s Liability Insurance section will not be less than $1,000,000 for any one accident and will include a waiver of subrogation against JPMorgan Chase & Co. and its subsidiaries, agents, officers, directors and employees.  If the Supplier is a sole proprietor and qualifies for exemption, Supplier will provide to JPMC evidence of exemption in the form of a certificate of exemption, affidavit of exemption or its equivalent received from the State’s Workers Compensation Division.  The required limit of liability may be satisfied through a combination of primary Employer’s Liability and Umbrella Liability insurance.

(ii) Commercial General Liability Insurance written on ISO occurrence form CG 00 01 (or a substitute form providing equivalent coverage) covering claims related to or arising from the Deliverables, the performance and provision of the Deliverables and everything incidental thereto, with limits of not less than $2,000,000 per occurrence,  or in whatever higher amounts as may be requested by JPMC from time to time and mutually agreed, in writing, by the parties, and extended to cover:  (a) Contractual Liability, with defense provided in addition to policy limits for indemnitees of the named insured; (b) if any of the Deliverables are subcontracted, Independent Contractors Liability providing coverage in connection with such portion of the Deliverables which may be subcontracted; (c) Broad Form Property Damage Liability; (d) Products & Completed Operations;  (e) Personal and Advertising Injury Liability and (f) Hired and Non-Ownership Automobile Liability, if not covered under Automobile Liability Insurance.  The policy will include: (x) a waiver of subrogation against all parties named as additional insureds, (y) a severability of interest provision and (z) “JPMorgan Chase & Co. and any and all subsidiaries, directors, officers, employees, and agents as their interest may appear” as additional insureds.  If such Commercial General Liability insurance contains a general aggregate limit, it will apply separately to the location or project that is the subject of the applicable Schedule.  The Commercial General Liability Insurance required under this paragraph will be raised to not less than $5,000,000 per occurrence combined single limit if Supplier’s provision of the Deliverables, in the ordinary course, involves hazardous trades (e.g., mechanical, electrical, plumbing or construction services or trades requiring the use of heavy machinery).  The required limit of liability may be satisfied through a combination of primary Commercial General Liability and Umbrella Liability insurance.

(iii) If automobiles or other vehicles are used in connection with the performance or provision of the Deliverables, Automobile Liability Insurance written on ISO occurrence form CA 00 01 (or a substitute form providing equivalent coverage) for any auto, including owned, hired, and non-owned automobiles and other vehicles, with bodily injury and property damage limits of not less than $2,000,000 each accident limit.  The policy will include “JPMorgan Chase & Co. and any and all subsidiaries, directors, officers, employees, and agents as their interests may appear” as additional insureds and a waiver of subrogation against all parties named as additional insureds.  The Automobile Liability Insurance required under this paragraph will be raised to not less than $5,000,000 each accident limit if Supplier’s provision of the Deliverables, in the ordinary course, involves hazardous trades (e.g., mechanical, electrical, plumbing or construction services or trades requiring the use of heavy machinery).  The required limit of liability may be satisfied through a combination of primary Automobile Liability and Umbrella Liability insurance.

(iv) If Supplier transports the property of JPMC or JPMC’s customers, All Risk Motor Truck Cargo Insurance or All Risk Transit and Premises Insurance with limits of not less than the replacement cost value, including reconstruction coverage in an amount of not less than $250,000, with no per item limit, covering property of JPMC or JPMC’s customers while on the premises of, in transit with or otherwise in the possession of Supplier Personnel.  This policy will:  (a) have no coverage limitations, exclusions or warranties other than standard exclusions for war, nuclear accident and breakage and (b) name JPMC as loss payee.

(v) If Supplier will be performing or providing Deliverables on JPMC premises, have access to JPMC tangible property or have control of or access to JPMC systems, accounts, money, or securities, Commercial Blanket Bond or an equivalent insurance policy covering all Supplier Personnel while engaged in connection with the Deliverables with a limit of not less than $10,000,000 per loss and including coverage for property of others in possession of Supplier Personnel while performing or providing the Deliverables.  This policy will (a) have no coverage limitations, exclusions or warranties other than standard exclusion for war, nuclear accident and breakage; and (b) name JPMC as loss payee.

(vi) To the extent Supplier holds, stores, stages, works upon or in any manner possesses personal property that is owned, held, or leased by, or the responsibility of JPMC or any of its customers, All Risk property damage insurance or Special Causes of Loss Form property insurance including coverage for loss caused by fire, flood, sprinkler leakage, windstorm, or earthquake in an amount equal to the replacement cost of such property.  Flood insurance will be required only to the extent that the property is within an area designated as having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973 (42 U.S.C. 4001-4128) or any amendments or supplements thereto or substitutions therefore (collectively, the “National Flood Insurance Program”).  The insurance carried in accordance with this subsection (vi) will contain an endorsement that provides that JPMC will be named as a loss payee relative to any loss or damage to the property described in this subsection (vi), and JPMC’s interest in any claim under Supplier’s insurance will be primary to and non-contributing with any interest of Supplier or any other party included under Supplier’s insurance.

(vii) To the extent that Supplier provides software, hardware, software or system development, consulting services, or Internet/Application Service Provider services (e.g., outsourced functions such as web-hosting), Technology Errors & Omissions (or technology professional liability coverage) insurance, including coverage for loss or disclosure of electronic data, media and content rights infringement and liability, network security failure and software copyright infringement liability and bodily injury and property damage due to the failure of Supplier’s products or services with limits of not less than $10,000,000 per occurrence.  If the policy is written on a claims-made basis, the coverage must remain in force for a period of at least two years following the provision or performance of the Deliverables.

(viii) To the extent that Supplier provides content, Media Errors & Omissions (or Media Liability) insurance, including coverage for loss or disclosure of electronic data, media and content rights infringement and liability, with limits of not less than $10,000,000 per occurrence.  If the policy is written on a claims-made basis, the coverage must remain in force for a period of at least two years following the provision or performance of the Deliverables.

(ix) If Supplier has access to Confidential Information, Privacy and Network Security (sometimes otherwise known as Cyber Liability) coverage which includes providing protection against liability for (a) system attacks, (b) denial or loss of service attacks, (c) spread of malicious software code, (d) unauthorized access and use of computer systems, (e) crisis management and customer notification expenses, (f) privacy regulatory defense and penalties and (g) liability arising from the loss or disclosure of confidential data with coverage limits of not less than $5,000,000 per occurrence. Such policy will include “JPMorgan Chase & Co. and any and all subsidiaries, directors, officers, employees, and agents as their interests may appear” as an additional insured.

(x) Professional Liability/Errors and Omissions Liability Insurance in the amount of not less than $10,000,000 per claim covering loss arising from claims alleging wrongful acts, errors or omissions committed by Supplier, its employees, or agents in the provision of or failure to render professional services.  If the policy is written on a claims-made basis, the coverage must remain in force for a period of at least two years following the provision or performance of the Deliverables.

Additional insured status for JPMorgan Chase & Co. and any of its subsidiaries, directors, officers, agents, employees or any other party required to be named as additional insureds under this Agreement will extend to the full limits of liability maintained by the Supplier even if those limits of liability are in excess of those required by this Agreement.

Supplier’s insurance will be primary and all insurance carried by JPMorgan Chase & Co. is strictly excess and secondary and will not contribute with Supplier’s insurance.

Any self-insurance retentions or deductibles maintained by Supplier must be approved in writing by JPMC.

The requirements of this Agreement as to insurance limits, acceptability of insurers, and insurance to be maintained by Supplier are not intended to and will not in any manner limit or qualify the liabilities and obligations assumed by Supplier under this Agreement.

B.                                    CERTIFICATES OF INSURANCE; GENERAL.

Supplier will have its insurance broker provide Certificates of Insurance to Supplier certifying that all insurance required is in force.  Supplier will maintain the certificates and, upon JPMC’s request, make them available for review.  Certificates of Insurance will include a copy of the insurance policy endorsements or policy form provisions providing the following: (i) JPMC is included as an additional insured where required, (ii) subrogation is waived where required; (iii) Supplier’s insurance is primary, and all insurance maintained by JPMorgan Chase & Co. is excess and secondary and shall not contribute with Supplier’s insurance; and (iv) all insurance will not be canceled or substantially changed without 30 days’ prior notice by certified mail to JPMC at the above address.

In the event of any renewal, termination, cancellation, or expiration in any policy of insurance required under this Agreement, Supplier will have its insurance broker provide a Certificate of Insurance to Supplier, which Supplier will maintain and make available at JPMC’s request for review.

Certificates must disclose all applicable policy deductibles and self-insured retentions (“SIR”).  Supplier agrees to be liable for all costs within the deductibles and SIR.  Any self-insured retentions or deductibles maintained by Supplier must be approved in writing by JPMC.

With respect to additional insured endorsements, coverage will be no less broad than one or the other of the following alternatives:  (a) the coverage afforded to the named insured under the policy with respect to the Deliverables to be provided or performed under this Agreement; or (b) the coverage afforded by Insurance Services Office Endorsement entitled (“Additional Insured — Designated Person or Organization”).

Supplier will, on request, permit JPMC to examine original insurance policies and certificates.

Where allowed or required by law to allow indemnification for “action-over” claims, Supplier specifically and expressly waives any immunity that may be granted it under the applicable State workers compensation/Industrial Insurance Act.  Further, the indemnification obligation under this Agreement will not be limited in any way by any amount or type of damages, compensation or benefits payable to or for any third party under workers compensation acts, disability benefit acts, or other employee benefits acts; provided Supplier’s waiver of immunity by the provisions of this paragraph extends only to “action-over” claims against Supplier by JPMC, and does not include, or extend to, any claims by Supplier’s employees directly against Supplier.

In the event that Deliverables are performed or provided by persons other than Supplier who are not parties to any Agreement with JPMC, Supplier will arrange to have such subcontractors furnish to Supplier evidence of insurance, subject to terms and conditions determined adequate to satisfy Supplier, at least two weeks prior to commencing with the performance or provision of such Deliverables.  It is understood and agreed that Supplier’s determination of the adequacy of the insurance carried by subcontractors in no way relieves Supplier from liability assumed by Supplier or insurance required of Supplier.

END OF DOCUMENT